EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

VEECO REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Plainview, NY, July 30, 2014 — Veeco Instruments Inc. (Nasdaq: VECO) announced its financial results for the second quarter ended June 30, 2014.  Veeco reports its results on a U.S. generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items.  Please refer to the attached table for details of the reconciliation between GAAP operating results and Non-GAAP operating results.

GAAP Results ($M except per share data)

	Q2 ‘14	Q2 ‘13
Revenues	$95.1	$97.4
Net loss	$(15.2)	$(4.1)
Per share loss	$(0.39)	$(0.11)

Non-GAAP Results ($M except per share data)

	Q2 ‘14	Q2 ‘13
Adjusted EBITA	$(7.0)	$(2.2)
Net loss	$(6.1)	$(1.3)
Per share loss	$(0.16)	$(0.03)

“Veeco achieved $95 million in revenues, up 5% from the first quarter of 2014, and an adjusted EBITA loss of $7 million,” commented John R. Peeler, Chairman and Chief Executive Officer. “The Company ended the quarter with a cash balance of $485 million, up $2 million from the prior quarter.”

“Our second quarter 2014 orders were $104 million, up when compared with the first quarter of 2014,” continued Peeler. “We continue to see positive trends in the LED market, including strong LED chip demand, very high LED fab utilization rates and solid customer quoting activity. First half 2014 MOCVD orders were up nearly 80% from the first half of last year. We had several significant wins during the quarter from LED customers in China and Korea who selected Veeco MOCVD equipment for their capacity expansions.  Orders for MOCVD, Data Storage and MBE in the second quarter of 2014 were $75 million, $23 million and $6 million, respectively.”

Third Quarter 2014 Guidance

Veeco’s third quarter 2014 revenue is currently forecasted to be between $92 million and $100 million. Earnings per share is currently forecasted to be between ($0.43) to ($0.34) on a GAAP basis, and ($0.15) to ($0.07) on a non-GAAP basis. Please refer to the attached financial table for more details. GAAP guidance includes the impact of a planned $2.6 million restructuring charge related to the Company’s business and facility streamlining activities this quarter.  Note that, starting in the current quarter, Veeco will report adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), rather than adjusted earnings before interest, taxes and amortization (adjusted EBITA), as its primary non-GAAP earnings measurement.

Business Update and Outlook

“MOCVD business conditions have improved from last year, but we have seen no sustained improvement in our other businesses. We have been working to streamline our business operations and reduce our expense structure, enabling investments in high growth opportunities such as LED and OLED display,” commented Peeler. “These activities are planned through the rest of 2014, and are expected to result in an approximately 10% reduction in operating expenses as we exit 2014.”

“LED market trends remain favorable, as indicated by our MOCVD first half order and revenue patterns. While quarterly MOCVD order patterns are lumpy, we see solid growth ahead.  We currently expect orders in the second half of fiscal 2014 to be better than the first half, driven primarily by growth in MOCVD.  We remain focused on delivering improved results by: 1) developing and launching game-changing new products that enable cost effective LED lighting, flexible OLED display encapsulation and other emerging technologies; 2) improving customer cost of ownership as well as our gross margins; 3) driving process improvement initiatives to make us more efficient; and 4) lowering expenses. It is our goal to get the Company back to double-digit adjusted EBITDA profitability by 2015 through a combination of improved business conditions, execution on our growth initiatives, a more streamlined Veeco, and lower operating expenses.”

Conference Call Information

A conference call reviewing these results has been scheduled for 5:00pm today. To join the call, dial 1-888-271-8601 (toll free) or 913-312-6688 and use passcode 1763016. The call will also be webcast live on the Veeco website at www.veeco.com. A replay of the call will be available beginning at 8:00pm ET tonight through 8:00pm ET on Wednesday, August 13, 2014 at 1-888-203-1112 (toll free) or 1-719-457-0820, using passcode 1763016, and on the Veeco website. We will post an accompanying slide presentation to our website prior to the beginning of the call.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, flexible OLED displays, solar cells, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies. Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

-financial tables attached-

Veeco Contacts:

Investor Relations:	Media:
Debra Wasser 516-677-0200 x1472	Jeffrey Pina 516-677-0200 x1222
dwasser@veeco.com	jpina@veeco.com

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$95,122	$97,435	$185,963	$159,216
Cost of sales	64,449	62,795	121,513	102,024
Gross profit	30,673	34,640	64,450	57,192

Operating expenses:
Selling, general and administrative	21,891	19,779	43,558	39,427
Research and development	21,011	20,870	40,779	41,607
Amortization	2,899	855	5,802	1,711
Restructuring	801	—	1,193	531
Total operating expenses	46,602	41,504	91,332	83,276
Other operating, net	(158)	(52)	(370)	352
Changes in contingent consideration	—	—	(29,368)	—
Operating income (loss)	(15,771)	(6,812)	2,856	(26,436)
Interest income (expense), net	72	236	236	428
Income (loss) before income taxes	(15,699)	(6,576)	3,092	(26,008)
Income tax provision (benefit)	(488)	(2,495)	(857)	(11,856)
Net income (loss)	$(15,211)	$(4,081)	$3,949	$(14,152)

Income (loss) per common share:
Basic:
Income (loss)	$(0.39)	$(0.11)	$0.10	$(0.37)

Diluted:
Income (loss)	$(0.39)	$(0.11)	$0.10	$(0.37)

Weighted average shares outstanding:
Basic	39,379	38,764	39,275	38,740
Diluted	39,379	38,764	40,061	38,740

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$232,332	$210,799
Short-term investments	252,165	281,538
Restricted cash	518	2,738
Accounts receivable, net	58,323	23,823
Inventories	48,364	59,726
Prepaid expenses and other current assets	32,488	23,303
Deferred income taxes	9,403	11,716
Total current assets	633,593	613,643

Property, plant and equipment at cost, net	83,141	89,139
Goodwill	91,521	91,348
Deferred income taxes	397	397
Intangible assets, net	108,914	114,716
Other assets	39,506	38,726
Total assets	$957,072	$947,969

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,777	$35,755
Accrued expenses and other current liabilities	35,360	51,084
Customer deposits and deferred revenue	57,580	34,754
Income taxes payable	6,796	6,149
Deferred income taxes	159	159
Current portion of long-term debt	302	290
Total current liabilities	127,974	128,191

Deferred income taxes	23,057	28,052
Long-term debt	1,694	1,847
Other liabilities	2,912	9,649
Total liabilities	155,637	167,739

Equity	801,435	780,230

Total liabilities and equity	$957,072	$947,969

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP to non-GAAP results

(In thousands, except per share data)

(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Adjusted EBITA **

Operating income (loss)	$(15,771)	$(6,812)	$2,856	$(26,436)

Non-GAAP adjustments:

Amortization	2,899	855	5,802	1,711
Equity-based compensation	5,091	3,713	9,813	6,292
Restructuring	801	—	1,193	531
Changes in contingent consideration	—	—	(29,368)	—
Earnings before interest, income taxes and amortization excluding certain items (“Adjusted EBITA”)	$(6,980)	$(2,244)	$(9,704)	$(17,902)

Non-GAAP Net Income (Loss)

Net income (loss) (GAAP basis)	$(15,211)	$(4,081)	$3,949	$(14,152)

Non-GAAP adjustments:

Amortization	2,899	855	5,802	1,711
Equity-based compensation	5,091	3,713	9,813	6,292
Restructuring	801	—	1,193	531
Changes in contingent consideration	—	—	(29,368)	—
Income tax effect of non-GAAP adjustments	312	(1,741)	119	(3,113	)(1)

Non-GAAP net income (loss)	$(6,108)	$(1,254)	$(8,492)	$(8,731)

Non-GAAP earnings (loss) per diluted share excluding certain items (“Non-GAAP EPS”)	$(0.16)	$(0.03)	$(0.22)	$(0.23)

Diluted weighted average shares outstanding	39,379	38,764	39,275	38,740

** Starting in the third quarter 2014 the Company will be using adjusted EBITDA to evaluate the performance of our business units, and therefore will be reporting non-GAAP measures as adjusted EBITDA.

(1) The Company utilized the with and without method to determine the income tax effect of non-GAAP adjustments.

NOTE - This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States (“GAAP”), and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on adjusted EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes adjusted EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Segment Bookings, Revenues, and Reconciliation

of Operating Income (Loss) to Adjusted EBITA

(In thousands)

(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2014	2013	2014	2013
LED & Solar
Bookings	$80,661	$58,089	$167,799	$100,803

Revenues	$77,154	$75,933	$147,909	$118,240

Operating income (loss)	$(6,604)	$1,276	$19,972	$(11,611)
Amortization	2,576	532	5,155	1,064
Equity-based compensation	2,339	1,316	4,512	2,026
Restructuring	73	—	237	423
Changes in contingent consideration	—	—	(29,368)	—
Adjusted EBITA	$(1,616)	$3,124	$508	$(8,098)

Data Storage
Bookings	$23,381	$26,682	$38,818	$54,374

Revenues	$17,968	$21,502	$38,054	$40,976

Operating income (loss)	$(2,077)	$(932)	$(3,976)	$(1,061)
Amortization	323	323	647	647
Equity-based compensation	683	488	1,382	618
Restructuring	728	—	956	50
Adjusted EBITA	$(343)	$(121)	$(991)	$254

Unallocated Corporate
Operating income (loss)	$(7,090)	$(7,156)	$(13,140)	$(13,764)
Equity-based compensation	2,069	1,909	3,919	3,648
Restructuring	—	—	—	58
Adjusted EBITA	$(5,021)	$(5,247)	$(9,221)	$(10,058)

Total
Bookings	$104,042	$84,771	$206,617	$155,177

Revenues	$95,122	$97,435	$185,963	$159,216

Operating income (loss)	$(15,771)	$(6,812)	$2,856	$(26,436)
Amortization	2,899	855	5,802	1,711
Equity-based compensation	5,091	3,713	9,813	6,292
Restructuring	801	—	1,193	531
Changes in contingent consideration	—	—	(29,368)	—
Adjusted EBITA	$(6,980)	$(2,244)	$(9,704)	$(17,902)

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP to non-GAAP results

(In thousands, except per share data)

(Unaudited)

	Guidance for the three months ending September 30, 2014
	LOW	HIGH
Adjusted EBITDA **

Operating income	$(17,596)	$(14,046)

Adjustments:

Amortization	2,929	2,929
Equity-based compensation	5,118	5,118
Restructuring	2,634	2,634
Earnings before interest, income taxes and amortization excluding certain items (“Adjusted EBITA”)	(6,915)	(3,365)
Depreciation	3,187	3,187
Earnings before interest, income taxes and amortization excluding certain items (“Adjusted EBITDA”)	$(3,728)	$(178)

Non-GAAP Net Income

Net income (loss) (GAAP basis)	$(16,870)	$(13,445)

Non-GAAP adjustments:

Amortization	2,929	2,929
Equity-based compensation	5,118	5,118
Restructuring	2,634	2,634
Income tax effect of non-GAAP adjustments	110	(143	)(1)

Non-GAAP net income (loss)	$(6,079)	$(2,907)
Non-GAAP earnings per diluted share excluding certain items (“Non-GAAP EPS”)	$(0.15)	$(0.07)

Diluted weighted average shares outstanding	39,462	39,462

** Starting in the third quarter 2014 the Company will be using adjusted EBITDA to evaluate the performance of our business units, and therefore will be reporting non-GAAP measures as adjusted EBITDA.

(1) The Company utilizes the with and without method to determine the income tax effect of non-GAAP adjustments.

NOTE - This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States (“GAAP”), and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on adjusted EBITDA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes adjusted EBITDA reports baseline performance and thus provides useful information.